UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

September 19, 2016
Date of Report (Date of earliest event reported)

CIBER, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

6312 South Fiddler’s Green Circle, Suite 600E
Greenwood Village, Colorado, 80111
(Address of principal executive offices) (Zip code)

(303) 220-0100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On September 19, 2016, Consultants in Business, Engineering and Research Sweden AB, (“Ciber Sweden”) a subsidiary of Ciber, Inc. (“Ciber”), and Bouvet Stockholm AB (“Bouvet”) announced that they have signed a purchase agreement (the “Agreement”) for the sale of certain of the assets and liabilities of Ciber Sweden, which operates Ciber’s business in Sweden (the sale, the “Ciber Sweden Sale”). Subject to the terms of the Agreement, Bouvet agreed to pay, in the aggregate, an approximately $1.0 million (USD) cash purchase price (the “Purchase Price”). The Purchase Price is subject to a purchase price adjustment on or prior to the closing with respect to the retention of certain Ciber Sweden consultants, which adjustment is capped at 15% of the Purchase Price. Ciber anticipates using the proceeds from the Ciber Sweden Sale for working capital and to reduce its borrowings under its ABL Facility with Wells Fargo Bank, N.A (“Wells Fargo”). The Agreement also contains representations and warranties and covenants, as well as indemnification provisions customary for transactions of this nature. Completion of the transaction is subject to customary closing conditions, including the performance of covenants and the satisfaction of certain other conditions and no material adverse change with respect to Ciber Sweden since the date of the Agreement, and other terms as set forth the Agreement. Ciber Sweden will continue to be involved in the full transition of the business to Bouvet after the closing of the transaction, which is expected to be completed no later than during the fourth quarter of 2016, subject to the satisfaction of closing conditions as described above.

On September 19, 2016, Ciber and Bouvet issued a press release regarding the Agreement. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated September 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciber, Inc.

Date: September 19, 2016	By:	/s/ Christian Mezger
Christian Mezger
Chief Financial Officer